
On the Issue Date specified, Ford Motor Credit Company ("Ford  Credit") will issue the series of its Continuously Offered Bonds for
Retail Accounts Due Nine Months or More from the Date of Issue described below.  Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase each series of the Notes at the price indicated, for resale at the Price to Public shown below. After the initial public offering of each series, the offering price for that series may be changed.

        Filed under Rule 424(b)(3), Registration Statement No. 333-86832
                Pricing Supplement No. 48, dated November 1, 2004
                (To prospectus dated May 17, 2002, and prospectus
                         supplement dated November 21, 2003)

                            Ford Motor Credit Company
                 Continuously Offered Bonds for Retail Accounts
                 Due Nine Months or More from the Date of Issue

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Fixed Rate Note                                              Fixed
   CUSIP                                Price to        Interest Rate per    Interest        Stated Maturity    Survivor's
   Number          Price to Public1    Purchasing            Annum            Payment            Date            Option
                                         Agent1                              Frequency
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  34539C WB4          100.0%            99.6125%            3.600%           Monthly           November 20, 2006       YES

Redemption Information:  N/A
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  34539C WC2          100.0%            99.3875%            4.000%           Quarterly         November 20, 2007       YES

Redemption Information:  N/A
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  34539C WD0          100.0%            99.0250%            5.150%           Quarterly         November 20, 2009       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning November 21, 2005.  See the prospectus supplement for further information.
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  34539C WE8          100.0%            98.8250%            5.650%           Semi-Annually     November 21, 2011       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning November 20, 2006.  See the prospectus supplement for further information.
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  34539C WF5          100.0%            98.5250%            6.000%           Semi-Annually     November 20, 2014       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning November 20, 2006.  See the prospectus supplement for further information.
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1 Expressed as a percentage of the aggregate principal amount.
        Trade Date: November 1, 2004                                                                           Merrill Lynch & Co.
        Issue Date: November 10, 2004                                                                            Purchasing Agent
        Minimum Denominations/Increments: $1,000/$1,000                                                        Acting as Principal
        All trades in the Notes described in this pricing supplement will settle on the Issue Date in same-day funds without accrued interest, in book-entry form only through DTC.
        Merrill Lynch & Co. DTC Participant Number:  161

